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                                                                    EXHIBIT 99.1
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                  CITATION ANNOUNCES AMENDED MERGER AGREEMENT
                              WITH KELSO & COMPANY

     BIRMINGHAM, Alabama -- Citation Corporation (Nasdaq: CAST) announced today that its Board of Directors has approved an amended merger agreement with RSJ Acquisition Co., an affiliate of Kelso & Company. In connection with the execution of the amended agreement Kelso has received a commitment for $135 million of senior subordinated financing, which is expected to be refinanced at a later date.

     In addition, Kelso also agreed to increase its equity commitment to Citation by $50 million from $190 million to $240 million and the price at which RSJ would purchase approximately 94% of the common stock of Citation has been reduced to $17.00 from $18.10. The reduction in the merger consideration and amendment to the merger agreement were necessitated by the financing changes.

     The senior subordinated financing, to be provided by Donaldson, Lufkin & Jenrette, Chase Securities and First Union Capital Markets, replaces a rule 144A offering of senior subordinated debt, which was withdrawn due to market conditions. A senior credit facility of $360 million provided by a consortium of banks led by Chase Manhattan had previously been committed and the terms of that commitment have been reaffirmed.

     The increased equity investment by Kelso and the reduced per share price require a greater number of shares to be retained by existing stockholders from approximately 790,000 to approximately 1.1 million. T. Morris Hackney, Chairman and founder, and certain executive officers of Citation or their affiliates have agreed to retain the requisite number of shares.

     F.F. "Rick" Sommer, President and CEO, said, "We believe that these revised merger terms offer the best value for our stockholders. We also believe that the committed financing offers assurance that the merger will now go forward without further revision or substantial delay."

     The parties will be entitled to terminate the amended merger agreement if the transaction has not been closed by December 31, 1999, subject to extension to January 31, 2000 in the event of SEC review. Citation and Kelso have both expressed a desire to close as soon as practicable. The date for the adjourned Stockholder's meeting to vote on adoption of the amended merger agreement will be announced at a later date. An amended proxy statement is being prepared and will be mailed as soon as possible.

     Citation is a metal components supplier to capital and durable goods industries. The Company currently operates 20 manufacturing divisions in 10 states and employs more than
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7,000 employees.

Note: This press release contains certain forward-looking statements, which Citation Corporation is making in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including, but not limited to, the successful closing of the proposed transaction and risks associated with acquisitions generally. Certain of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission.

     Any offering of securities in connection with the merger will be made only by means of a prospectus.

CONTACT:  Citation Corp., Birmingham
          Stanley B. Atkins, 205/871-5731